Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following is a summary of the general terms of the common stock of Extra Space Storage Inc., a Maryland corporation (“we,” “our,” “us” and “our company”), which is the only class of securities our company has registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Maryland General Corporation Law (the “MGCL”) and our charter (the “charter”) and bylaws (“bylaws”). Copies of our charter and bylaws are filed as exhibits to our most recent Annual Report on Form 10-K with the United States Securities and Exchange Commission (the “SEC”), and are incorporated herein by reference.
GENERAL
Our charter provides that we may issue up to 500,000,000 shares of our common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Our charter authorizes our board of directors, with the approval of a majority of our board of directors and without stockholder approval, to amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series.
COMMON STOCK
Distributions
Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.
Voting Rights Generally
Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, and except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.
Preemptive Rights and Other Rights
Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.
Voting Rights Related to Extraordinary Actions
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, convert into another entity, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by its stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for certain charter amendments, our charter provides that any such action shall be effective if approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, our operating assets may be held by our subsidiaries and these subsidiaries may be able to transfer all of their assets without any vote of our stockholders.
Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock
Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, and to establish the number of shares in each class or series, and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series.
We believe that the power of our board of directors to (1) amend our charter to increase the number of authorized shares of stock or the number of authorized shares of stock of any class or series, (2) cause us to issue additional authorized but unissued shares of our common stock and (3) classify or reclassify unissued shares of our common stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
Restrictions on Ownership and Transfer
To qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
Our charter contains restrictions on the ownership and transfer of our common stock and outstanding capital stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT, among other purposes. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity (other than a designated investment entity) may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock (the common stock ownership limit) or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (the aggregate stock ownership limit). No designated investment entity (as defined in our charter) may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. We refer to these restrictions as the “ownership limits.” In addition, different excepted holder ownership limits apply to the family of Kenneth M. Woolley, our Chairman, and certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing, and Spencer F. Kirk, a director and our former Chief Executive Officer, and certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing. A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a ‘‘purported record transferee’’ if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock.
Our charter defines a “designated investment entity” as:

•	an entity that is a pension trust that qualifies for look-through treatment under Section 856(h) of the Code;

•	an entity that qualifies as a regulated investment company under Section 851 of the Code; or

•
an entity that (a) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing, or selling securities; (b) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of us, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act; and (c) has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Exchange Act, so long as such beneficial owner of such entity, or in the case of an investment management company, the individual account holders of the accounts managed by such entity, would satisfy the 7.0% ownership limit if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our capital stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock, and thereby violate one or more of the applicable ownership limits.
Our board of directors may, in its sole discretion, waive (prospectively or retroactively) the applicable ownership limit with respect to a particular stockholder if:

•
our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain that no person’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT;

•
our board of directors determines that such stockholder does not own, and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or our board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT) and our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain this fact; and

•
such stockholder agrees that any violation or attempted violation of such representations or undertakings, or other action which is contrary to the restrictions described herein, will result in such shares of stock being automatically transferred to a charitable trust.

As a condition of our waiver, our board of directors may require an opinion of counsel or an Internal Revenue Service ruling satisfactory to our board of directors with respect to our REIT qualification. Notwithstanding the receipt of any such opinion or ruling, our board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such waiver.
In connection with the waiver of an ownership limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other persons and entities; provided, however, that any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease shall be effective immediately); and the ownership limit may not be increased if, after giving effect to such increase, five persons (other than a designated investment entity) could beneficially own or constructively own in the aggregate, more than 49.9% of the value of our shares of capital stock then outstanding. A reduced ownership limit will not apply to any person or entity whose percentage ownership in our common stock or capital stock, as applicable, is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our common stock or our capital stock, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common stock or capital stock, as applicable, in excess of such percentage ownership of our common stock or capital stock will be in violation of the ownership limit.
Our charter further prohibits:

•
any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•
any person from transferring shares of our common stock if such transfer would result in shares of our common stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts to acquire beneficial or constructive ownership of shares of our capital stock that will, or may, violate any of the foregoing restrictions on transferability and ownership, will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer or attempted transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any transfer of common stock would result in such shares being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our capital stock, or any other event would otherwise result in any person violating the ownership limits, or such other limit as established by our board of directors, or in our being “closely held” under Section 856(h) of the Code, or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferees will acquire no rights in such shares. The trustee of the trust will have all of the voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent the violation, then our charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.
Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the last reported sales price on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such capital stock will be paid to the charitable beneficiary.
If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the trading day immediately preceding the relevant date) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.
Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.
However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
Any beneficial owner or constructive owner of shares of our capital stock and any person or entity (including the stockholder of record) who is holding shares of our capital stock for a beneficial owner must, within 30 days after the end of each taxable year, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our capital stock and any person or entity (including the stockholder of record) who is holding shares of our capital stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our capital stock on our qualification as a REIT and to ensure compliance with the ownership limits, or as otherwise permitted by our board of directors.
All certificates, if any, representing shares of our capital stock bear a legend referring to the restrictions described above.
These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stock or otherwise be in the best interests of our stockholders.
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
Our Board of Directors
Our charter and bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than 15. Except as may be provided by our board of directors in setting the terms of any class or series of preferred stock, any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and the director elected to fill the vacancy will serve for the remainder of the full directorship in which the vacancy occurred and until a successor is elected and qualifies.
Each of our directors is elected by our common stockholders entitled to vote to serve until the next annual meeting and until their successors are duly elected and qualify. Pursuant to our bylaws, directors in uncontested elections are elected upon the affirmative vote of a majority of the total votes cast for and against such nominee at a duly called meeting of stockholders, and directors in contested elections are elected by a plurality of all of the votes cast. In both uncontested and contested elections, holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of our directors (subject to the rights of our preferred stock and any other class or series of stock to elect directors).
Removal of Directors
Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes of stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted Kenneth M. Woolley, his affiliates and associates and all persons acting in concert with the foregoing, and Spencer F. Kirk, his affiliates and associates and all persons acting in concert with the foregoing, from these provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and the other provisions of the statute.
Control Share Acquisitions
The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (a) one-tenth or more but less than one-third, (b) one-third or more but less than a majority, or (c) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made, or proposes to make, a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand and undertaking to pay expenses to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.
Other Takeover Defense Provisions of Maryland Law
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and with at least three independent directors to elect to be subject by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement to remove a director;

•	a requirement that the number of directors be fixed only by the vote of the directors;

•
a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
Pursuant to Subtitle 8, we have elected to provide that vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal is only allowed for cause and (2) require the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a special meeting of our stockholders, unless such meeting is called by our chairman of the board, our president, our chief executive officer or the board.
Amendment to Our Charter and Bylaws
Except for amendments relating to removal of directors and the restrictions on ownership and transfer of our stock and amendments relating to the vote required to amend these provisions (which each require the affirmative vote of the stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter may be amended only if declared advisable by our board of directors and approved by the affirmative vote of the stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.
Our board of directors has the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws. Additionally, our bylaws may be amended by stockholders by the affirmative vote of a majority of the votes entitled to be cast on the matter.
Proxy Access
Our bylaws include provisions permitting, subject to certain eligibility, procedural and disclosure requirements, qualifying stockholders, or a qualifying group of no more than 20 stockholders, who have maintained continuous ownership of at least 3% of our outstanding shares of common stock for at least three years to require us to include in our proxy materials for an annual meeting of stockholders a number of director nominees constituting up to 20% of the number of directors serving on our board of directors (rounded down to the nearest whole number, but not less than one).
 Advance Notice of Director Nominations and New Business
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting in the election of directors or on the proposal of other business, as the case may be, and who has complied with the advance notice procedures set forth in our bylaws.
With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than 5:00 p.m., Mountain Time, on the 120th day, nor earlier than the 150th day, prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting. In addition, a stockholder seeking to nominate a director at a special meeting of stockholders must deliver notice to our secretary not earlier than the 150th day prior to such special meeting nor later than 5:00 p.m., Mountain Time, on the later of the 120th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board of directors to be elected at such meeting. For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote and cause requirements for removal of directors and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Our charter authorizes us to obligate us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner or trustee of another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other matters, that we indemnify our directors and executive officers to the maximum extent permitted by law and advance to the directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under the indemnification agreements and may cover directors and executive officers under our directors’ and officers’ liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded under the bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the board of directors to eliminate the rights they provide.